Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

November 25, 2013

among

Harris Interactive Inc.,

Nielsen Holdings N.V.

and

Prime Acquisition Corp.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 25, 2013, among Harris Interactive Inc., a Delaware corporation (the “Company”), Nielsen Holdings N.V., a Netherlands entity (“Parent”), and Prime Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Subsidiary”).

RECITALS:

WHEREAS, the respective boards of directors of the Company, Parent and Acquisition Subsidiary have approved this Agreement and the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Acquisition Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (together with the preferred share purchase rights attached thereto issued pursuant to the Rights Agreement, the “Shares”) at a price of $2.00 per Share, as may be adjusted pursuant to Section 2.01 of this Agreement (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), net to the selling Company stockholders in cash;

WHEREAS, following consummation of the Offer, Acquisition Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger shall be governed by Section 251(h) of the Delaware Law and shall be effected as soon as practicable following the consummation of the Offer upon and subject to the conditions set forth in this Agreement; and

WHEREAS, to induce Parent and Acquisition Subsidiary to enter into this Agreement, and as a condition to their doing so, Parent is simultaneously entering into stockholder tender and support agreements (collectively, the “Stockholder Tender Agreements”) with certain of the Company’s directors and executive officers (and/or affiliated entities) legally or beneficially owning Shares, pursuant to which such stockholders are, among other things, agreeing to tender all of such stockholders’ Shares into the Offer upon the conditions and terms specified therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party inquiry, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of the Company or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of the Company or any of its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, joint venture, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, in each case pursuant to which any person would, directly or indirectly, own 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of the Company or any of its Subsidiaries.

“Actual World Wide Cash Amount” means the average End of Day Cash and Cash Equivalents of the Company and its Subsidiaries calculated by (A) taking the sum of the actual End of Day Cash and Cash Equivalents of the Company and its Subsidiaries on each of the ten (10) Business Days starting on the fifth Business Day prior to the Adjustment Date and ending on the fourth Business Day after the Adjustment Date, provided, however, that the calculation of Actual World Wide Cash Amount shall include one payroll amount (including the total of payroll, taxes and employee deductions for 401K and similar benefits) with respect to a payroll period in each country in North America, but shall not include any payroll amount for more than one pay period for any country, and (B) dividing such sum by ten (10).

“Adjustment Date” means the date that is the later of (i) 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date and (ii) January 9, 2014.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any agreement with any Governmental Authority, that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2013 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means June 30, 2013.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Acquisition Subsidiary.

“Company Material Adverse Effect” means a change, event, occurrence, development, circumstance or other matter which, individually or together with other events, occurrences, matters and circumstances, (i) has had a material adverse effect on the financial condition, business, assets or results of operations of (x) the Company and its Subsidiaries, taken as a whole or (y) solely to the extent resulting in a failure of the representations and warranties made in Sections 5.10 and 5.11 to be true, the Company’s businesses located in Europe, or (ii) would materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereunder, except that none of the following shall be taken into account in determining whether there is a Company Material Adverse Effect, either alone or in combination: (A) changes in Applicable Law or GAAP or changes in the regulatory accounting requirements applicable to any geographic regions or industry in which the Company and its Subsidiaries operate, (B) changes in the financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, or general economic or political conditions in the United States or elsewhere in the world, (C) changes or conditions generally affecting the geographic regions or industry in which the Company and its Subsidiaries operate, (D) national or international political conditions, any outbreak or escalation of hostilities, acts of war, sabotage, terrorism or natural disasters, (E) the announcement or pendency of this Agreement or anticipated consummation of the Merger and the other transactions contemplated by this Agreement (provided that the exception in this clause (E) shall not apply for purposes of Section 5.04), (F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (whether made by the Company or independent third parties) (but the underlying causes of any such failure shall not be disregarded and shall be taken into account), (G) a change in the market price or trading volume of the Shares (but the underlying causes of any such change shall not be disregarded and shall be taken into account), (H) any action taken, delayed or omitted to be taken by the Company or any of its Subsidiaries that is expressly contemplated by this Agreement or at the request of Parent or Acquisition Subsidiary, or (I) any proceeding (but for the avoidance of doubt not any facts underlying any such proceeding) by any of the Company’s stockholders arising out of, concerning or related to this Agreement or any of the transactions contemplated by this Agreement, in each case initiated after the date hereof, except that the changes and conditions referenced in clauses (A), (B), (C) and (D) shall not be disregarded and shall be taken into account in determining whether there is a Company Material Adverse Effect to the extent any such changes or conditions disproportionately impact the Company and/or its Subsidiaries as compared to other participants in the industry in which they operate.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2013.

“Contract” means any contract, lease, license, indenture, note, bond, debenture, mortgage or other agreement, whether written or oral.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated June 30, 2010, among the Company, the lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent and Issuing Bank, and all related documents and agreements, including any pledge, security and guaranty agreements thereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employer Related Taxes” means the aggregate amount of employer-related taxes set forth in Section 1.01 of the Company Disclosure Schedule.

“End of Day Cash and Cash Equivalents” means the cash and cash equivalents held in the accounts as set forth on Schedule 1.01 as measured at the close of the day (as determined by the applicable bank) and evidenced by a bank verification (less issued but not cleared checks, outgoing wires and transfers that are pending and not cleared and proceeds from the exercise of Options).

“Environmental Laws” means any Applicable Laws relating to human health and safety, the environment or to pollutants, contaminants, wastes of chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Estimated World Wide Cash Amount” means the average End of Day Cash and Cash Equivalents of the Company and its Subsidiaries calculated by (A) taking the sum of (x) the actual End of Day Cash and Cash Equivalents of the Company and its Subsidiaries on each of the five (5) Business Days prior to the Adjustment

Date and (y) the estimated (or actual if available) End of Day Cash and Cash Equivalents of the Company and its Subsidiaries on the Adjustment Date and each of the four (4) Business Days following the Adjustment Date, as reasonably forecast by the Company in good faith and consistent with past practice, provided, however, that the calculation of Estimated World Wide Cash Amount shall include one payroll amount (including the total of payroll, taxes and employee deductions for 401K and similar benefits) with respect to a payroll period in each country in North America, but shall not include any payroll amount for more than one pay period for any country, and (B) dividing such sum by ten (10).

“European Cash Requirement” means $900,000.

“Fully Diluted” means, without duplication, all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options and other rights to acquire Shares (including all In the Money Options and Restricted Shares that provide the holder with the right to acquire Shares at Closing, but excluding Out of the Money Options).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, taxing or administrative authority, department, court, agency or official, or any nation, state, commonwealth, province, territory or other jurisdiction of any nature, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Options” means Options that are fully vested and which have an exercise price per Option which is less than the Offer Price.

“Intellectual Property” means any (i) trademarks, service marks, trade names, corporate names, logos, domain names, trade dress, social media identifiers and other source indicators and all goodwill associated therewith, and all registrations or applications for registration thereof, (ii) patents and patent applications, divisions, continuations, continuations-in-part, reissues, re-examinations and foreign counterparts, (iii) copyrights and copyrighted works and all registrations or applications for registration thereof and (iv) trade secrets, know-how, inventions and proprietary information.

“IT Assets” means computers, computer software, websites, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology, networks, systems and equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” means (i) with respect to the Company, the actual knowledge (after reasonable inquiry by each individual) of the individuals listed in Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge (after reasonable inquiry by each individual) of the individuals listed in Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Nasdaq” means the NASDAQ Stock Market.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Out of the Money Options” means Options that have an exercise price per Option which is greater than or equal to the Offer Price.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by either the Company or any Subsidiary.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, circumstance or effect that (a) materially impairs the ability of Parent or Acquisition Subsidiary to perform its obligations under this Agreement or (b) materially delays the ability of Parent or Acquisition Subsidiary to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives.

“Rights Agreement” means that certain Rights Agreement, dated as of March 11, 2005, between the Company and American Stock Transfer & Trust Company, as amended.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person or group, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Bonus Amount” is the aggregate amount of transaction bonuses described in Section 1.01 of the Company Disclosure Schedule, up to the aggregate amount set forth in Section 1.01 of the Company Disclosure Schedule.

“World Wide Cash Adjusted Amount” means an amount equal to (x) the Estimated World Wide Cash Amount or the Actual World Wide Cash Amount, as applicable pursuant to Section 2.01(e), less (y) the sum of (A) all fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and consummation of the transactions contemplated hereby, including the fees and expenses of outside legal counsel, accountants, consultants and financial advisors retained by the Company that will be payable in connection with the transactions contemplated by this Agreement, (B) the Transaction Bonus Amount, (C) the European Cash Requirement, (D) the Executive Termination Amount, (E) fifty percent (50%) of the estimated cash settlement amount in respect of the “Potential Restricted Share Awards” as set forth on Schedule 1.01, (F) fifty percent (50%) of the aggregate amount of the retention bonuses payable to Company employees as set forth on Schedule 1.01, (G) Employer-Related Taxes, and (H) to the extent not excluded from the End of Day Cash and Cash Equivalents calculation, cumulative cash proceeds the Company receives or is expected to receive as a result of the exercise of Options after the date hereof until the Acceptance Time.

“World Wide Cash Amount Statement” means the statement that sets forth the World Wide Cash Adjusted Amount based on the Estimated World Wide Cash Amount or Actual World Wide Cash Amount, as required by Section 2.01(e).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(d)
Acquisition Subsidiary	Preamble
Adverse Recommendation Change	7.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	7.03(a)
Antitrust Division	9.01(b)
Board of Directors	2.03(a)
Certificates	3.03(a)
Closing	3.01(c)
Company	Preamble
Company Benefit Arrangement	5.17(a)
Company Board Recommendation	2.03(a)
Company Disclosure Documents	5.09(a)
Company SEC Documents	5.07(a)
Company Securities	5.05(b)
Company Subsidiary Securities	5.06(b)
Confidentiality Agreement	7.02(a)
Continuing Employee	8.03(a)
D&O Insurance	8.02(c)
Effective Time	3.01(d)
Employee Agreement	5.17(a)
End Date	11.01(b)(i)
ESPP	5.05(a)
Exchange Agent	3.03(a)
Exchange Fund	3.03(a)
Executive Termination Amount	8.03(h)
FTC	9.01(b)
Indemnified Person	8.02(a)
Internal Controls	5.07(e)
Intervening Event	7.03(f)
Lease	5.14(b)
Material Contract	5.19(a)
Merger	3.01(a)
Merger Consideration	3.02(a)
Minimum Condition	Annex I
Notice Period	7.03(e)
Notice of Intervening Event	7.03(e)
Notice of Superior Proposal	7.03(e)
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.02(a)
Offer Price	Recitals
Option	3.05(a)
Option Plan	3.05(a)

Term	Section
Parent	Preamble
Parent Welfare Plan	8.03(c)
Preferred Stock	5.05(a)
Process Agent	12.08(b)
Response Period	11.01(c)
Restricted Share	3.05(b)
Schedule TO	2.02(a)
Schedule 14D-9	2.02(b)
Shares	Recitals
Stockholder Tender Agreements	Recitals
Superior Proposal	7.03(f)
Surviving Corporation	3.01(a)
Tax	5.16(n)
Taxing Authority	5.16(n)
Tax Return	5.16(n)
Termination Fee	12.04(b)(i)
Uncertificated Shares	3.03(a)
Willful Breach	11.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, unless otherwise required by the context. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. All references to dollar amounts contained in this Agreement shall mean United States dollars, and any calculations which include foreign currency shall be converted to U.S. Dollars at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last Business Day immediately preceding date of calculation. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree.

ARTICLE 2

The Offer

Section 2.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the “Offer Conditions”) (other than the conditions set forth in clause (i) and subclause (D) of clause (ii)), as promptly as practicable after the date hereof, but in no event later than 10 Business Days following the date of this Agreement, Acquisition Subsidiary shall, and Parent shall cause it to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer to purchase for cash all of the outstanding Shares at the Offer Price. The Offer shall be subject to the Minimum Condition and the satisfaction, or waiver by Parent or Acquisition Subsidiary, of the other Offer Conditions. The date on which Acquisition Subsidiary commences (within the meaning of Rule 14d-2 under the 1934 Act) the Offer is referred to as the “Offer Commencement Date”.

(b) Parent and Acquisition Subsidiary expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, including raising the Offer Price; provided that, without the prior written consent of the Company, neither Parent nor Acquisition Subsidiary shall:

(i) waive or change the Minimum Condition;

(ii) decrease the Offer Price (except pursuant to Section 2.01(e)(ii);

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares sought in the Offer;

(v) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of the Shares generally.

(c) Unless extended as provided in this Agreement, the Offer shall expire at midnight, New York City time, on the date that is thirty-four (34) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date. Notwithstanding the foregoing, (A) Acquisition Subsidiary shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer or for any period otherwise required by Applicable Law and (B) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Acquisition Subsidiary shall, and Parent shall cause it to, extend the Offer for one or (as needed) more periods of five (5) Business Days each (or such shorter period as the Company agrees to or such longer period as the parties hereto may agree); provided, however, that in no event shall Acquisition Subsidiary be required to extend the Offer to a date later than the End Date. Notwithstanding the foregoing clause (B), if at the end of the initial expiration date (or the expiration date as extended in accordance with Section 2.01(f), if necessary), all of the Offer Conditions are satisfied other than the Minimum Condition, then Acquisition Subsidiary shall be required to, and Parent shall cause it to, extend the Offer for one additional period of five (5) Business Days, and if at the end of such five (5) Business Day period, the Minimum Condition continues to not be satisfied, Acquisition Subsidiary shall be required to, and Parent shall cause it to, extend the Offer for one more period of five (5) Business Days; provided, however that if at the end of any expiration date as of which the Offer is scheduled to expire, (i) all of the Offer Conditions are satisfied other than the Minimum Condition and (ii) an Acquisition Proposal shall have been publicly announced or a tender offer or exchange offer shall have been commenced by a Third Party (and in each case not withdrawn), Acquisition Subsidiary shall be required to, and Parent shall cause it to, extend the Offer for one or (as needed) more periods of five (5) Business Days each (or such shorter period as the Company agrees to or such longer period as the parties hereto may agree) until the earlier of (i) February 28, 2014 and (ii) five (5) Business Day after the date such Acquisition Proposal or tender or exchange offer has been withdrawn, after which Acquisition Subsidiary shall not be required to extend the Offer ; provided further, that in no event shall Acquisition Subsidiary be required to extend the Offer to a date later than the End Date. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(c)), but only if this Agreement is validly terminated in accordance with Article 11.

(d) Subject to the terms and conditions set forth in this Agreement and to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions, Acquisition Subsidiary shall, and Parent shall cause it to, promptly after the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”). The obligation of Acquisition Subsidiary to accept for payment and pay for all Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the Minimum Condition and the satisfaction or waiver of each of the other Offer Conditions (and shall not be subject to any other conditions). Promptly after the Acceptance Time, Acquisition Subsidiary shall pay the Offer Price for such Shares.

(e) On the Adjustment Date, the Company shall deliver to Parent and Acquisition Subsidiary its calculation of (i) the Estimated World Wide Cash Amount and (ii) the World Wide Cash Amount Statement reflecting such Estimated World Wide Cash Amount, and reasonable supporting documentation for each of the foregoing. The Company and Parent shall work in good faith to resolve any disputes regarding the Company’s calculations of the Estimated World Wide Cash Amount and World Wide Cash Amount Statement within two (2) days following the date such calculations were received by Parent, and in the event such agreement is reached, shall within such two (2) day period mutually amend (if necessary) the World Wide Cash Amount Statement originally delivered by the Company to reflect any agreed-upon changes thereto. If the parties are not able to reach agreement within such two (2) day period, within one day after the end of the four (4) Business Day period starting the day after the Adjustment Date, the Company shall instead deliver to Parent and Acquisition Subsidiary its calculation of (i) the Actual World Wide Cash Amount and (ii) World Wide Cash Amount Statement reflecting such Actual World Wide Cash Amount, and reasonable supporting documentation for each of the foregoing. The Company and Parent shall work in good faith to resolve any disputes regarding the Company’s calculation of the Actual World Wide Cash Amount and World Wide Cash Amount Statement within two (2) days following the date such calculations were received by Parent. The Company, shall within such two (2) day period revise (if necessary) the World Wide Cash Amount Statement originally delivered by the Company to reflect any changes to the Actual World Wide Cash Amount and/or World Wide Cash Amount Statement that the Company in good faith determines appropriate (in each case taking into account any such disputes). For the avoidance of doubt, but without limiting the other provisions and definitions of this Agreement, the final determination of the Actual World Wide Cash Amount and the World Wide Cash Adjusted Amount shall be made solely by the Company in accordance with such provisions and definitions. Following final determination of the World Wide Cash Adjusted Amount set forth in the World Wide Cash Amount Statement (whether calculated using the Estimated World Wide Cash Amount or Actual World Wide Cash Amount, as determined as set forth above), the Offer Price shall be adjusted as follows in the circumstances set forth below:

(i) if the World Wide Cash Adjusted Amount is greater than $9,350,000, the Offer Price shall be increased, so that from and after the Adjustment Date the Offer Price shall be equal to (x) $2.00, plus (y) an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of the Adjustment Date on a Fully Diluted basis.

(ii) if the World Wide Cash Adjusted Amount is less than $9,250,000, the Offer Price shall be decreased, so that from and after the Adjustment Date the Offer Price shall be equal to (x) $2.00, less (y) an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of the Adjustment Date on a Fully Diluted basis.

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is equal to or greater than $9,250,000 and less than or equal to $9,350,000, the Offer Price shall not be adjusted.

(f) In the event the Offer Price is adjusted pursuant to Section 2.01(e), then Acquisition Subsidiary shall, and Parent shall cause it to, no later than 9:00 AM New York Time on the Business Day following final determination of the World Wide Cash Adjusted Amount as set forth in the World Wide Cash Amount Statement (as revised, if applicable) (x) provide notice of such adjustment to the Company’s stockholders pursuant to and in compliance with Rule 14e-1(b) under the 1934 Act and any other applicable rules and regulations of the SEC or other Applicable Law and (y) to the extent that the date as of which the Offer is scheduled to expire is less than ten (10) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) following such notice, extend the Offer such that the expiration date is ten (10) Business Days following such notice. In the event the Offer Price is not adjusted pursuant to Section 2.01(e), then Acquisition Subsidiary shall, and Parent shall cause it to, no later than 9:00 AM New York Time on the Business Day following final determination of the World Wide Cash Adjusted Amount as set forth in the World Wide Cash Amount Statement (as revised, if applicable) (x) provide notice of the foregoing to the Company’s stockholders and (y) to the extent that the date as of which the Offer is scheduled to expire is less than five (5) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) following such notice, extend the Offer such that the expiration date is five (5) Business Days following such notice.

Section 2.02. Offer Documents.

(a) As soon as practicable on the Offer Commencement Date, Parent and Acquisition Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and any schedule or form required to be filed pursuant to the Instructions to Schedule TO (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by Applicable Law (including the 1934 Act). The Offer shall be conducted in compliance with Applicable Law (including the 1934 Act).

(b) Parent and Acquisition Subsidiary shall cause the Offer Documents to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, Parent or Acquisition Subsidiary shall not be responsible with respect to information supplied by the Company for inclusion in the Offer Documents. The Company shall promptly furnish in writing to Parent and Acquisition Subsidiary all information concerning the Company that may be required by Applicable Law or may be reasonably requested by Parent or Acquisition Subsidiary for inclusion in the Offer Documents. Parent and Acquisition Subsidiary shall cause the information supplied by Parent and its Affiliates specifically for inclusion in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) at the time the Schedule 14D-9 is filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to an Adverse Recommendation Change, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Acquisition Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Prior to an Adverse Recommendation Change, Parent and Acquisition Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Acquisition Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Acquisition Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). Each of Parent and Acquisition Subsidiary shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(c) Each of Parent, Acquisition Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall (or shall have become known to) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Acquisition Subsidiary shall cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by Applicable Law (including the 1934 Act).

(d) Parent shall cause to be provided to Acquisition Subsidiary all of the funds necessary to purchase any Shares that Acquisition Subsidiary becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Subsidiary to perform, on a timely basis, all of Acquisition Subsidiary’s obligations under this Agreement.

Section 2.03. Company Action.

(a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law and (iii) resolved, subject to Section 7.03(b), to recommend acceptance of the Offer and the tender of Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”). In connection with the Offer, the Company shall, or shall instruct its transfer agent to, promptly (and in any event within five (5) Business Days of the date hereof) furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall promptly provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition Subsidiary and their Affiliates and Representatives, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company or destroy all copies of such information then in their possession.

(b) As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by Applicable Law (including the 1934 Act), Schedule 14D-9 that, subject to its right to withdraw, modify or amend such recommendation pursuant to Section 7.03(b)(ii), shall reflect the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the Company shall not be responsible with respect to information supplied by Parent or Acquisition Subsidiary for inclusion in the Schedule 14D-9. Parent and Acquisition Subsidiary shall promptly furnish in writing to the Company all information concerning Parent or Acquisition Subsidiary that may be required by Applicable Law or may be reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the information supplied by it specifically for inclusion in the Offer Documents, at the respective times the Offer Documents are filed with the SEC not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Acquisition Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall (or shall have become known to) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by Applicable Law (including the 1934 Act). Prior to an Adverse Recommendation Change in accordance with Section 7.03(b)(ii), Parent, Acquisition Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Subsidiary and their counsel. Prior to an Adverse Recommendation Change in accordance with Section 7.03(b)(ii), the Company shall provide Parent, Acquisition Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). The Company shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14D-9.

ARTICLE 3

The Merger

Section 3.01. The Merger.

(a) At the Effective Time, Acquisition Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Acquisition Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The Merger shall be governed by Section 251(h) of the Delaware Law. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the Delaware Law.

(c) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004 as soon as possible following the consummation of the Offer, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(d) At the Closing, the Company and Acquisition Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be mutually agreed upon by Parent, Acquisition Subsidiary and the Company and specified in the certificate of merger).

(e) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Acquisition Subsidiary, all as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock or owned by Parent or Acquisition Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Acquisition Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Acquisition Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(c)).

Section 3.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall provide the Exchange Agent funds representing the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to Section 3.02(a) (the “Exchange Fund”). The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in Section 3.02(a). The Exchange Fund shall not be used for any purpose that is not provided for herein. The Exchange Agent shall invest any cash included in the Exchange Fund, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or as otherwise directed by Parent. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(b) Promptly after the Effective Time, Parent or the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit that such Certificate has been lost, stolen or destroyed as provided in Section 3.8), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article 3.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws, waives or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws, waives or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent, at its expense, shall have the right to direct all negotiations and proceedings with respect to such demands, so long as Parent does not create obligations for the Company prior to the Effective Time. Except with the prior written consent of Parent, the Company shall not (and shall not agree to) make any payment with respect to, or offer to settle or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or take any other action with respect to such demand.

Section 3.05. Equity Awards.

(a) At or immediately prior to the Acceptance Time, each option to purchase Shares (each, an “Option”) outstanding under any Company Benefit Arrangement that provides for equity-based compensation (each, an “Option Plan”) shall, without any action on the part of any holder of such Option or the Company, fully vest and become exercisable. To the extent not exercised prior to the Effective Time, upon the Effective Time each Option shall be cancelled and the Surviving Corporation shall pay each holder promptly after the Effective Time for each such Option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per Share exercise price of such Option by (ii) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time. Parent shall not assume any Options in connection with the Merger.

(b) At or immediately prior to the Acceptance Time, each Share outstanding under any Option Plan (each, a “Restricted Share”) shall, without any action on the part of any holder of such Restricted Share or the Company, cease to be subject to any forfeiture or vesting conditions. At the Effective Time, each such Restricted Share shall automatically be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 3.02 and payable pursuant to Section 3.03. Parent shall not assume any Restricted Shares in connection with the Merger.

Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of

Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, the Acquisition Subsidiary and Parent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes and shall timely pay such withheld amounts to the appropriate Taxing Authority. If the Exchange Agent, the Surviving Corporation, the Acquisition Subsidiary or Parent, as the case may be, so withholds amounts and pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation, the Acquisition Subsidiary or Parent, as the case may be, made such deduction and withholding.

Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

The Surviving Corporation

Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect immediately prior the Effective Time shall be the certificate of incorporation of the Surviving Corporation, which shall be amended at the Effective Time to be in the form set forth in Exhibit A, until thereafter amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, which shall be amended at the Effective Time to be in the form set forth in Exhibit B, until thereafter amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Acquisition Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

Representations and Warranties of the Company

Subject to Section 12.05, except (a) as disclosed in any Company SEC Document filed after June 30, 2011 and before the date of this Agreement (other than forward-looking disclosures set forth in any risk factor section, disclosures relating to forward-looking statements and other similar disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) to the extent that the applicable disclosure in such Company SEC Documents is such that its relevance to a representation or warranty contained in this Article 5 is reasonably apparent on the face of such disclosure; provided that this clause (a) shall not be applicable to Sections 5.02 (Corporate Authorization), 5.03 (Governmental Authorization), 5.05 (Capitalization), 5.10(b) (No

Company Material Adverse Effect), 5.20 (Finders’ Fees), 5.21 (Opinion of Financial Advisor), 5.22 (Antitakeover Statutes) or 5.23 (Rights Agreement) or (b) as set forth in any section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent from the face of the exception or disclosure that such exception or disclosure would qualify a representation and warranty in this Article V, the Company represents and warrants to Parent that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 5.02. Corporate Authorization.

(a)(i) The execution, delivery and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the Delaware Law, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, and (ii) and assuming that none of Parent or Acquisition Subsidiary is an “interested stockholder” within the meaning of Section 251(h) of the Delaware Law, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company.

(b) At a meeting duly called and held, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously adopted the Company Board Recommendation.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and requirements of Nasdaq and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Noncontravention. Except as set forth in Section 5.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law or (iii) contravene, conflict with, or result in any violation or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under any Material Contract (which, for purposes of this clause (iii), does not include any client Contracts that are subject to termination for convenience) or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of the Company consists of (a) 100,000,000 Shares and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), 1,000,000 shares of which are designated as Series A Preferred Stock. As of November 22, 2013, there were outstanding (i) zero shares of Preferred Stock, (ii) 58,300,145 Shares (including Restricted Shares), (iii) Options to purchase an aggregate of 4,761,984 Shares (of which Options to purchase an aggregate of 3,302,286 Shares were exercisable) granted pursuant to the Option Plans, (iv) 1,498,400 Restricted Shares, (v) 444,027 Shares reserved for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan and 2007 Employee Stock Purchase Plan (collectively, the “ESPP”) and (vi) 1,000,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement. Section 5.05(a) of the Company Disclosure Schedule sets forth a complete and correct list of Options and Restricted Shares granted pursuant to the Option Plans and the holders of each and exercise or grant price, as applicable. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or restricted stock award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable. All Options granted by the Company have been granted with a per-Share exercise price at least equal to the fair market value of the underlying Share on the date the Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(b) Except as set forth in this Section 5.05, as set forth in Section 5.05(b) of the Company Disclosure Schedule and for changes since November 22, 2013 resulting from the exercise of Options or vesting of Restricted Shares outstanding on such date and rights under the ESPP to purchase Shares in existence on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv)) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no (x) voting trusts, voting agreements, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Company Securities or (y) contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any Company Securities. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Shares may vote.

(c) Except as set forth in this Section 5.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries.

(a) Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company are identified in the Company 10-K.

(b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien. Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, as of June 30, 2013, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since June 30, 2011 under the 1933 Act or the 1934 Act, as the case may be (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.

(b) As of its filing date (or, if amended prior to the date hereof, as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be and the rules and regulations promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed (and as of the date of any amendment).

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains, and since June 30, 2011 has maintained, disclosure controls and procedures (as defined in Rule 13a-5(e) of the 1934 Act) to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains, and since June 30, 2011 has maintained, internal control over financial reporting (as defined in Rule 13a-5(f) of the 1934 Act) (“Internal Controls”) as required by Rule 13a-15 under the 1934 Act and as necessary to permit preparation of financial statements in conformity with GAAP. Except as set forth in Section 5.07(e) of the Company Disclosure Schedule, there has not been (A) any significant deficiencies in the design or operation of Internal Controls which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and the Company has identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Except as set forth in Section 5.07(f) of the Company Disclosure Schedule, since June 30, 2011, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(g) Each of the principal executive officer and principal financial officer of the Company (as such terms are defined under the Sarbanes-Oxley Act) (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required of him by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of the Sarbanes-Oxley Act.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, with respect to unaudited interim financial statements, as permitted by the Instructions to Form 10-Q), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, with respect to unaudited interim financial statements, to normal year-end adjustments that are not material in amount or nature and the absence of footnotes).

Section 5.09. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Acquisition Subsidiary or any of their Representatives specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. Except as set forth in Section 5.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action (or agreed or irrevocably committed to take any action) which, if taken following the date hereof, would have required the consent of Parent pursuant to clauses (i)-(ix), (xi), (xiii), (xvi) and (xx) of Section 7.01(b) (but in the case of Section 7.01(b)(xx), only to the extent it relates clauses (i)-(ix), (xi) and (xvi)).

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) liabilities incurred under this Agreement or in connection with the transactions contemplated hereby and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is (and since June 30, 2011, has been) in compliance in all material respects with, and to the Knowledge of the Company is not (and since June 30, 2011, has not been) under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of any Applicable Law (or any posted or internal policy regarding personal, sensitive or regulated information, privacy, data or system security).

Section 5.13. Litigation. There is no material action, suit, claim, arbitration, mediation, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) or their respective assets, rights or properties before (or, in the case of threatened actions, suits, claims, arbitrations, mediations, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator. There is no material judgment, injunction, order, writ, ruling or decree outstanding against the Company or any of its Subsidiaries or any of their respective assets, rights or properties.

Section 5.14. Properties.

(a) Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all material property and assets reflected on the

Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens.

(b) Neither the Company nor any of its Subsidiaries own any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) the Company and its Subsidiaries have complied with the terms of all Leases and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease or of any event or occurrence that has resulted or is reasonably likely to result (with or without the giving of notice, the lapse of time or both) in a breach, violation or default under any Lease. True, correct and complete copies of the material Leases have been delivered or made available to Parent prior to the date hereof and such Leases have not been amended or modified since that date.

Section 5.15. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 5.15(a) of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns or has a right to use all Intellectual Property necessary for the conduct of its business as currently conducted, (ii) the Company and its Subsidiaries exclusively own all right, title and interest in and to all Owned Intellectual Property free and clear of any Lien, (iii) to the Knowledge of the Company, no Person is infringing or misappropriating any Owned Intellectual Property in any material respect, (iv) to the Knowledge of the Company, there is no suit, order or proceeding currently pending against the Company or any of its Subsidiaries alleging that any services provided or sold by the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property of any Person, (v) the conduct of the Business by the Company and each of its Subsidiaries does not infringe or misappropriate any Intellectual Property of any Person, (vi) the Company and its Subsidiaries take reasonable actions consistent with normal industry practice to protect the integrity, operation and security of their IT Assets (and all data stored therein or processed or transmitted thereby), and there have been no violations, outages, interruptions or unauthorized access of same, (vii) no other Person has access to or possession of any proprietary source code of the Company or any of its Subsidiaries or has the current or contingent right to such access or possession, (viii) no software owned or used by the Company or any of its Subsidiaries is subject to any “open source” or similar license that would require the Company or its Subsidiaries to license or make available proprietary source code upon the conveyance or distribution of the covered software, (ix) the Company and its Subsidiaries are not bound by any agreement (A) with any standards setting organization or similar body to license any Owned Intellectual Property to any other Person, (B) with any Person that will require Parent or its Affiliates to license any of their Intellectual Property (other than Owned Intellectual Property) to any Person after the Closing or (C) that is a material contract relating to material Owned Intellectual Property, other than non-exclusive licenses in the ordinary course of business, and (x) all material registrations and applications in the Owned Intellectual Property are subsisting, and to the Knowledge of the Company, valid and enforceable.

(b) Except as set forth in Section 5.13 (Litigation) and 5.19 (Material Contracts) and this Section 5.15, no representations or warranties are being made with respect to matters arising under or relating to Intellectual Property matters.

Section 5.16. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or were at the time of filing, true and complete in all material respects.

(b)(i) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes due and payable, whether or not shown on any Tax Return, and

(ii) where payment is not yet due, the Company or the relevant Subsidiary of the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, as required by GAAP.

(c) To the Knowledge of the Company, there is no claim, audit, action, suit, proceeding, investigation, dispute or assessment now pending, or threatened in writing, against or with respect to the Company or its Subsidiaries in respect of material Taxes that have not been paid or otherwise settled.

(d) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent.

(e) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(f) Other than commercial agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing, allocation or indemnity agreement.

(g) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) There are no Liens for Taxes upon the assets of the Company or its Subsidiaries (other than Liens with respect to Taxes that are not yet due and payable or Taxes that are being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP).

(j) The Company is not, and has not been at any time during the five-year period ending on the Effective Time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) No written claim has ever been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(m) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include amounts of income in, or exclude items of deduction from, taxable income for a taxable period beginning after the Effective Time as a result of (i) a change in method of accounting occurring prior to the Effective Time, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof)_ ending at or prior to the Effective Time, (iii) a prepaid amount received, or paid, prior to the Effective Time, (iv) deferred gains arising prior to the Effective Time, (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed prior to the Effective Time, or (vi) any election under Section 108(i) of the Code

(n) “Tax” means (i) any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) in the case of the Company or any of its Subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group. “Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amended returns, claims for refund, attached schedules, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.17. Employee Benefit Plans.

(a) Section 5.17(a) of the Company Disclosure Schedule lists each Company Benefit Arrangement. For purposes of this Agreement, the term “Company Benefit Arrangement” means (i) each employment agreement with any member of management, and each agreement with any employee providing for change in control benefits or severance benefits (other than any such benefits required under statute or common law) or more than $200,000 in total annual fixed cash compensation (excluding any sign-on bonus) (each, an “Employee Agreement”) and (ii) each employee benefit plan,” as defined in Section 3(3) of ERISA (including without limitation, “multiemployer plans” within the meaning of Section 3(37) of ERISA), and, other than Employee Agreements, each other contract, agreement, plan, policy or arrangement providing for cash incentive and/or profit-sharing (excluding individual contracts containing performance bonuses or commissions subject to performance requirements), stock option or other equity- related rights, or other forms of deferred compensation or post-employment benefits, whether or not subject to ERISA, formal or informal, oral or written, legally binding or not, in each case which is sponsored by, maintained, administered or contributed to by the Company or any of its Subsidiaries and which covers any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability related thereto, including any such plan, fund, program or similar arrangement maintained outside the United States by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries residing or working outside the United States but excluding any plans, funds, programs or similar arrangements maintained by any Governmental Authority to which the Company is mandated by Applicable Law of any given jurisdiction to contribute or pay.

(b) The Company has made available to Parent true, complete and correct copies (or, to the extent no such copy exists, an accurate description) of each Company Benefit Arrangement (it being understood that with respect to equity compensation arrangements, the Company has provided forms of equity award agreements and not each individual award agreement and with respect to at-will employment offer letters, the Company has provided only its template offer letter) and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent (A) determination letter or opinion letter from the Internal Revenue Service in respect of the tax qualification of any such arrangement and (B) summary plan description for each such plan for which a summary plan description is required, and (iii) for the most recent year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Neither the Company nor any Subsidiary or ERISA Affiliate sponsors, maintains contributes to, is required to contribute to or otherwise has any liability, or has in the past six years sponsored, maintained or contributed to, been required to contribute, or otherwise had any liability with respect to, (i) any Company Benefit Arrangement or other employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code and (ii) no Company Benefit Arrangement maintained primarily for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside the United States is a defined benefit pension plan.

(d) Each Company Benefit Arrangement and each other compensatory contract, agreement, plan, policy or arrangement of the Company or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service in respect of such qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Each Company Benefit Arrangement and each other compensatory contract, agreement, plan, policy or arrangement of the Company or any of its Subsidiaries has been established and administered in material compliance with its terms and Applicable Law except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as set forth in Section 5.17(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement are not reasonably likely to (either alone or together with any other event): (i) entitle any director, employee or independent contractor of the Company or any of its Subsidiaries to severance pay, compensation or any other payment or benefit, (ii) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former director, employee or independent contractor of the Company or its Subsidiaries or (iii) accelerate the time of payment or vesting or trigger, directly or indirectly, any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation, requirement or restriction pursuant to any Company Benefit Arrangement or any other compensatory contract, agreement, plan, policy or arrangement of the Company or any of its Subsidiaries.

(f) Each nonqualified deferred compensation plan for which the Company or any of its Subsidiaries could have any liability has been operated in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1, since January 1, 2005.

(g) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for current or former employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(h) Except as set forth in Section 5.17(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or other labor organization or employee representative. Since January 1, 2011, none of the Company or any of its Subsidiaries has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the Knowledge of the Company, union organization attempts, and, to the Knowledge of the Company, there is no such item threatened against the Company or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Arrangements maintained outside the United States by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside the United States are duly registered where required by Applicable Law and are in good standing thereunder (including registration with the relevant Governmental Authority where such registration is required to qualify for tax exemption or other beneficial tax status or treatment) and to the Knowledge of the Company, there are no circumstances or events that have occurred, or that could reasonably be expected to occur, that have adversely affected (or, if they were to occur, would adversely affect) the special tax exemption or other beneficial tax status or treatment with respect to such Company Benefit Arrangement.

(j) No European employee of the Company or any of its Subsidiaries has an employment agreement or arrangement that provides for severance in excess of requirements under any Applicable Law. The severance practice of the Company’s Subsidiaries in Europe is not, and has not been, to provide severance in excess of requirements under any Applicable Law.

Section 5.18. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws or relating to harmful, hazardous or deleterious materials, pollutants or contaminants, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws or any liability relating to harmful, hazardous or deleterious materials, pollutants or contaminants, and the Company is not aware of any facts, events or circumstances that would reasonably be expected to give rise to any such notice, order, complaint, penalty, action, suit or proceeding, or any liability relating to such materials, pollutants or contaminants;

(ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;

(iii) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws; and

(iv) Since June 30, 2011, and, to the Knowledge of the Company, prior thereto, neither the Company nor any Subsidiary has entered into any written agreement pursuant to which the Company or any of its Subsidiaries assumed or retained any liabilities or obligations under Environmental Law or relating to harmful, hazardous or deleterious materials, pollutants or contaminants.

(b) Except as set forth in Sections 5.10, 5.11 and this Section 5.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

(c) The Company has provided to Parent all reports, studies, assessments, audits, and other similar documents produced during the five (5) year period prior to the date hereof (and, to the Knowledge of the Company, produced prior thereto, insofar as the document contains material information concerning a matter that has not been finally resolved) that address any actual or alleged compliance with or liability under any Environmental Law or regarding any harmful, hazardous or deleterious materials, pollutants or contaminants, in any case concerning the business, properties or operations of the Company or any Subsidiary, within the possession or control of the Company or any Subsidiary.

Section 5.19. Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean any of the following Contracts to which the Company or any of its Subsidiaries is a party to or bound as of or after the date hereof:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that contains “most favored nation” terms or conditions (including with respect to pricing), exclusivity obligations or any provision or covenant limiting in any material respect the ability of the Company and its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries), taken as a whole, to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(iii) any Contract in connection with any acquisition or disposition entered into since June 30, 2011 or pursuant to which the Company or of its Subsidiaries is subject to continuing indemnification, “earn-out” or other obligations;

(iv) any Contract that limits or purports to limit in any material respect the ability of the Company to incur indebtedness, pay dividends or own, operate, sell, transfer, place a Lien on, pledge or otherwise dispose of any material assets;

(v) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires annual aggregate future payments in excess of $150,000;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person;

(vii) any collective bargaining agreement or other agreements with any labor organizations, works councils, trade unions or other employee representatives;

(viii) any Contract (other than purchase orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any of its Subsidiaries is a purchaser of goods and services which, pursuant to the terms thereof, requires payments by the Company or any Company Subsidiary in excess of $150,000 per annum;

(ix) any Contract relating to any indebtedness for borrowed money of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any person (other than any of the Company’s Subsidiaries); or

(x) any master services agreement and related Contracts (other than purchase orders, statements of work, invoices, sales orders, bills, shipping orders, credit memos, sales receipts, proposals or other similar items) with the top ten customers of the Company and its Subsidiaries in the United States, the top five customers of the Company and its Subsidiaries in each of Canada and Europe, in each case by revenue for the fiscal year ended June 30, 2013.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth each Material Contract in effect as of the date hereof. The Company has made available to Parent a true and complete copy of each Material Contract as of the date hereof. (i) Each of the Material Contracts is valid and in full force and effect in all material respects and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under any material provision of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted in any material respect under any Material Contract. No party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew (other than in accordance with the terms thereof) any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof.

Section 5.20. Finders’ Fees. Except for Macquarie Capital (USA) Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable to Macquarie Capital (USA) Inc. and all indemnification and other Contracts related to Macquarie Capital (USA) Inc.’s engagement.

Section 5.21. Opinion of Financial Advisor. The Company has received the opinion of Macquarie Capital (USA) Inc., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid to the holders of the Shares (other than Shares held by the Company as treasury stock, owned by the Parent or Acquisition Subsidiary or held by a holder who is entitled to demand and properly demands appraisal for such shares in accordance and full compliance with Delaware Law) in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 5.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger and this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and no other “control share acquisition,” “fair price,” “business combination,” or other state takeover statute or requirement applies to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.23. Rights Agreement. The Company has taken all requisite corporate action, if any, necessary to render the Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The Company has made available a true and complete copy of the Rights Agreement and all amendments thereto to Parent and Acquisition Subsidiary.

Section 5.24. Interested Party Transactions. None of the Company or any of its Subsidiaries is a party to any transaction or Contract between the Company or any of its Subsidiaries, on the one hand, and any affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock or director or executive officer of the Company or any of its Subsidiaries, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that, in each case would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.25. Insurance. All material insurance policies of the Company and each of its Subsidiaries are in full force and effect, all premiums due and payable under all such policies have been paid and the Company and each of its Subsidiaries are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 5.26. No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in this Article 5, each of Parent and Acquisition Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Acquisition Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Acquisition Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Acquisition Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Acquisition Subsidiary or their respective Representatives or Affiliates.

ARTICLE 6

Representations and Warranties of Parent and Acquisition Subsidiary

Subject to Section 12.05, except as set forth in the Parent Disclosure Schedule, Parent and Acquisition Subsidiary, jointly and severally, represent and warrant to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Acquisition Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as now conducted. Since the date of its incorporation, Acquisition Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Acquisition Subsidiary was incorporated solely for the purpose of consummating the Offer, the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Acquisition Subsidiary have been validly issued, are fully paid and nonassessable and are owned by Parent, directly or indirectly through ownership by Parent of additional wholly owned Subsidiaries, free and clear of all Liens.

Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Acquisition Subsidiary of this Agreement and the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Acquisition Subsidiary and have been duly authorized by all necessary corporate action of Parent and Acquisition Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Acquisition Subsidiary.

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Acquisition Subsidiary of this Agreement and the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws and the rules and regulations of any national securities exchange which are applicable to Parent and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Noncontravention. The execution, delivery and performance by Parent and Acquisition Subsidiary of this Agreement and the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) contravene, conflict with, or result in any violation or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under any Contract that Parent or Acquisition Subsidiary is a party to or result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents.

(a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this

Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Acquisition Subsidiary by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

Section 6.07. Litigation. As of the date hereof, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its Subsidiaries, except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.08. Ownership of Shares. Except as previously disclosed to the Company, neither Parent nor Acquisition Subsidiary or any of their Subsidiaries beneficially owns any Shares as of the date hereof.

Section 6.09. Financing. Parent has, or will have prior to the expiration of the Offer and the Merger, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares outstanding on a Fully Diluted basis and to pay all related fees and expenses pursuant to the Offer.

Section 6.10. Interested Stockholder. As of the date of this Agreement, neither Parent nor Acquisition Subsidiary is an “interested stockholder” of the Company under Section 203(c) of the Delaware Law or Section 251(h) of the Delaware Law and neither Parent nor Acquisition Subsidiary will become an “interested stockholder” of the Company prior to the Acceptance Time or take any action that might be reasonably expected to cause any of them to become an “interested stockholder” of the Company under Section 251(h) of the Delaware Law prior to the Acceptance Time.

ARTICLE 7

Covenants of The Company

The Company agrees that:

Section 7.01. Conduct of the Company.

(a) Except (a) as set forth in Section 7.01(a) of the Company Disclosure Schedule, (b) as expressly required or permitted by this Agreement or (c) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organizations and relationships with third parties and (ii) keep available the services of its present officers and key employees (provided that the Company shall not be obligated to increase the compensation of, or make any other payments to, such officers and key employees).

(b) Without limiting the generality of the foregoing, from the date hereof until the Acceptance Time, except (x) as required by Applicable Law or required or otherwise contemplated by this Agreement, (y) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 7.01(b) of the Company Disclosure Schedule, the Company shall not and shall cause its Subsidiaries not to:

(i) modify or amend any of the organizational documents of the Company or any of its Subsidiaries;

(ii) issue, or authorize the issuance of, any Company Securities or Company Subsidiary Securities;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Company Securities or Company Subsidiary Securities, as applicable;

(iv) declare or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Shares;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or its Subsidiaries;

(vi) file or cause to be filed any material amended Tax Return with respect to the Company or any of its Subsidiaries, change any method of Tax accounting, make or change any material Tax election, settle or compromise any Tax proceeding with respect to any material Tax claim or assessment, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or agree to extend the statute of limitations in respect of any material amount of Taxes;

(vii) change its accounting policies or procedures except to the extent required to conform with changes in GAAP;

(viii) change its fiscal year;

(ix) acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries;

(x) sell, transfer, abandon, allow to lapse or expire, lease, license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any material properties, rights or assets;

(xi) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or assume, guarantee or endorse the obligations or indebtedness of any other person;

(xii) other than in the ordinary course of business consistent with past practice, and without the intent of adjusting the End of Day Cash and Cash Equivalents, pre-pay any long-term debt or accelerate or delay any payments or the collection of payments due to the Company or any of its Subsidiaries;

(xiii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any direct or indirect wholly-owned Subsidiary of the Company and advances to employees in respect of travel or other related ordinary expenses, in each case in the ordinary course of business consistent with past practice;

(xiv) make or commit to make any capital expenditure or expenditures in excess of $150,000 in the aggregate;

(xv)(A) amend, enter into or modify any Material Contract (other than renewal of contracts that have otherwise expired pursuant to their terms in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims under any Material Contract, other than amending, entering into or modifying any master services agreements that are terminable for convenience, or (B) cancel or terminate any Material Contract;

(xvi) pay, discharge, settle or satisfy any action, litigation, investigation, claim or arbitration; except in each case for any such settlement that is solely for monetary relief in an amount with an out-of-pocket cost to the Company of less than $150,000 individually;

(xvii)(A) increase the compensation or benefits of any present or former officer, director or employee of the Company or its Subsidiaries, other than (i) increases in fixed cash compensation provided to employees of the Company or its Subsidiaries for retention purposes to employees who receive bona fide job offers from third parties, not to exceed $100,000 in the aggregate and (ii) base salary increases made in connection with the Company’s and its Subsidiaries’ annual compensation review process to employees who are not executive officers; provided, that such increases, in the aggregate, shall not be in excess of two percent (2%) of the total payroll of the Company and its Subsidiaries immediately prior to the annual compensation review process for such employees, (B) grant any change in control or retention bonuses, or any severance or termination pay, or enter into or amend any employment or severance agreement with any current or former officer or director of the Company or any of its Subsidiaries, (C) loan or advance money or other property to any current or former officer or director of the Company or any of its Subsidiaries, (D) establish, adopt, enter into, amend or terminate any Company Benefit Arrangement or any plan, agreement, policy, trust, fund (other than renewal, in the ordinary course of business consistent with past practice and for a period of not more than twelve months from the effective date of such renewal, of Company Benefit Arrangements (excluding any Employee Agreement) that have expired pursuant to their terms) or other arrangement that would be a Company Benefit Arrangement if it were in existence as of the date of this Agreement, (E) permit participants in the ESPP to increase their elections as to the amount of compensation withheld to purchase Shares under the ESPP or establish or commence any new offering periods under the ESPP, (F) grant any equity or equity-based compensation or (G) hire or terminate any (x) executive officer or (y) any director, employee or independent contractor whose total annual fixed cash compensation is (or if hired would) equal or exceed $200,000;

(xviii) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment they will receive in connection with any of the transactions contemplated under this Agreement or following the Effective Time, unless any such communications are consistent with prior documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the reasonable opportunity to review and comment upon any such communications);

(xix) repatriate any cash held outside the United States; or

(xx) authorize, agree, resolve or consent to any of the foregoing.

Section 7.02. Access to Information.

(a) After the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of June 28, 2013 by and between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent and its Representatives access to managers of the Company and its Subsidiaries and, to the extent currently prepared by the management of the Company as of the date hereof, copies of such financial and operating data and other information as such Persons may reasonably request, including as set forth on Schedule 7.02(a)(ii) and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in the matters described in clauses (i) and (ii) above and on Schedule 7.02(a)(iii). Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.02 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) if such information is protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided that in each case the parties work in good faith to attempt to mitigate such restrictions and find a way to allow disclosure of such information to the extent doing so would not result in the violation of Applicable Law or result in loss of attorney-client privilege.

(b) Prior to the Effective Time, with respect to the information disclosed pursuant to Section 7.03(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 7.03. Solicitation; Other Offers.

(a) General Prohibitions. After the date hereof and prior to the earlier of the Acceptance Time and the termination of this Agreement in accordance with this Section 7.03 or Article 11, the Company and its

Subsidiaries (and its and their directors and officers) shall not (and the Company shall use its reasonable best efforts to cause its or any of its Subsidiaries’ other Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, or any offer or inquiry that could reasonably be expected to result in an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of or otherwise relating to, an Acquisition Proposal, (iii) fail to make, withdraw, modify or amend in a manner adverse to Parent the Company Board Recommendation (or approve, recommend or otherwise declare advisable (or agree or publicly propose to approve, recommend or declare advisable) an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) terminate, amend, modify, grant any waiver, release or consent under or fail to enforce the Rights Agreement (other than the amendment contemplated by Section 5.23) or any standstill, confidentiality or similar agreement involving the Company and its securities, other than, in the case of any standstill, confidentiality or similar agreement involving the Company and its securities, to allow any Third Party to such agreement to make an Acquisition Proposal to the Company that is not publicly disclosed by such Third Party and is not directly made to the Company’s stockholders, (v) approve, adopt, recommend or enter into (x) any merger agreement, acquisition agreement or other similar definitive agreement (an “Alternative Acquisition Agreement”) or (y) any agreement in principle, letter of intent, term sheet, option agreement or other agreement or instrument relating to (or that contemplates or that would reasonably be expected to lead to) an Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom the Company is permitted to provide information in accordance with Section 7.03(b)(i)), or (vi) resolve, publicly propose or agree to do any of the foregoing.

(b) Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through its Representatives, may (x) in response to a bona fide, unsolicited written Acquisition Proposal that the Board of Directors in good faith reasonably believes, after consultation with its outside legal counsel and financial advisors, constitutes (or could be reasonably likely to lead to) a Superior Proposal, engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this Agreement and (y) furnish to such Third Party or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (which shall include a standstill no less restrictive than the standstill in the Confidentiality Agreement that was in effect prior to the execution and delivery of this Agreement, except that it may allow such Third Party to make a Acquisition Proposal to the Company that is not publicly disclosed by such Third Party and is not directly made to the Company’s stockholders); provided all such information provided or made available to such Third Party (or its Representatives or financing sources) (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party (or its Representatives or financing sources)); in each case referred to in the foregoing only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law;

(ii) the Board of Directors may make an Adverse Recommendation Change solely pursuant to and in compliance with Sections 7.03(d) and (e); and

(iii) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement solely pursuant to and in compliance Sections 7.03(d) and (e) and Section 11.01(d);

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms without qualification the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (which it is agreed shall not constitute an Adverse Recommendation Change).

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 36 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including the identity of the person making such Acquisition Proposal, and a copy of such Acquisition Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a description of the material terms and conditions of such Acquisition Proposal), including any modifications thereof, and shall keep Parent reasonably informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than 36 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has informed the Company that it is considering making, or has made, an Acquisition Proposal (with the Company to promptly provide Parent a copy of such request). The Company and its Subsidiaries are not party to and shall not enter into any Contract that prohibits the Company from providing such information to Parent.

(d) Adverse Recommendation Change and Alternative Acquisition Agreement. At any time prior to the Acceptance Time, following compliance with Section 7.03(e), the Board of Directors may:

(i) effect an Adverse Recommendation Change in response to an Intervening Event if and only if the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of this Agreement made by Parent pursuant to Section 7.03(e), that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law; and

(ii) effect an Adverse Recommendation Change to recommend or approve an Acquisition Proposal and/or cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement in compliance with Section 11.01(d) if and only if (A) a bona fide, unsolicited written Acquisition Proposal is made to the Company after the date hereof, which has not been withdrawn and did not result from or arise as a result of a breach of Section 7.03(a) or (b), (B) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of this Agreement made by Parent pursuant to Section 7.03(e), that such Acquisition Proposal constitutes a Superior Proposal and (C) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law.

(e) Match Right. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors shall not be entitled to make an Adverse Recommendation Change pursuant to Section 7.03(d) or cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement unless this Section 7.03 has been complied with in all material respects and the Company promptly notifies Parent, in writing, at least five (5) days before taking such action (the “Notice Period”), of its intention to do so, which notification (x) in respect of an Intervening Event, shall describe such Intervening Event and the reasons for the proposed Adverse Recommendation Change (a “Notice of Intervening Event”) or (y) in respect of a Superior Proposal, shall have attached thereto the most current version of any proposed agreement or, if there is no proposed agreement, a detailed summary of the material terms of any such proposal and the identity of the offeror) (a “Notice of Superior Proposal”), and

(i) after delivery of a Notice of Intervening Event: (1) during such Notice Period, the Company shall (and shall cause its Representatives to) engage in good faith negotiations with Parent (to the extent Parent wishes to negotiate) regarding changes to the terms and conditions of this Agreement such that failing to make an Adverse Recommendation Change could not be reasonably likely to result in a breach of the Board of Director’s fiduciary duties under Delaware Law and (2) at the end of such Notice Period, the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of this Agreement made by Parent during the Notice Period, that the failure to make an Adverse Recommendation Change with respect to such Intervening Event could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law. Any material change to the Intervening Event shall require the Company to issue a new Notice of Intervening Event (with a new Notice Period) and the Company shall again be required to comply with the requirements of this clause (i); or

(ii) after delivery of a Notice of Superior Proposal: (1) during the Notice Period, the Company shall (and shall cause its Representatives to) engage in good faith negotiations with Parent (to the extent Parent wishes to negotiate) regarding such changes to the terms and conditions of this Agreement such that the Acquisition Proposal that was determined to constitute a Superior Proposal may no longer be reasonably considered a Superior Proposal and (2) at the end of such Notice Period, the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of this Agreement made by Parent during the Notice Period, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the failure to make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law. Any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal (and a new Notice Period) and the Company shall again be required to comply with the requirements of this clause (ii).

(f) Definition of Superior Proposal and Intervening Event. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made after the date hereof and that did not result from or arise as a result of a breach of Section 7.03(a) or (b) (provided that, for the purposes of this definition, references to “20%” in the definition of Acquisition Proposal shall be deemed replaced with references to “50%”) that the Board of Directors determines in good faith by a majority vote, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, would result in a transaction more favorable, from a financial point of view to the Company’s stockholders than as provided hereunder, after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise and taking into account all financial, regulatory, legal and other aspects of such proposal, as the Board of Directors determines in good faith to be relevant. For purposes of this Agreement, “Intervening Event” means, with respect to the Company, a material event, occurrence, development, circumstance or other matter that materially alters the financial condition or prospects of the Company and was not known to the Company or its Board of Directors on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company or its Board of Directors as of the date hereof), which event, occurrence, development, circumstance or other matter, or any material consequences thereof, becomes known to the Board of Directors prior to the Acceptance Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(g) Obligation of the Company to Terminate Existing Discussions. The Company and its Subsidiaries (and its and their officers and directors) (i) shall, and shall use its reasonable best efforts to cause its and their other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, (ii) shall request the prompt return or destruction of all confidential information previously furnished in connection therewith (and have such Third Party (and its Representatives and financing sources) certify such return or destruction to the extent required under the applicable confidentiality agreement) and (iii) shall terminate all access of such persons to any electronic or other data room containing information about the Company.

Section 7.04. Compensation Arrangements. Prior to the Effective Time, the Company (acting through its Compensation Committee of the Board of Directors or its independent directors, to the extent required under Applicable Law) will take all steps that may be necessary or advisable to cause each Company Benefit Arrangement with any of its officers, directors or employees, and each other Company Benefit Arrangement, in all such cases in which any such Company Benefit Arrangement is amended, modified or supplement or pursuant to which consideration is or shall be paid to such officers, directors or employees, to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act; provided that the Company shall deliver to Parent drafts of all calculations, resolutions, consents, disclosures and other documents prepared in connection with the actions required under this Section 7.04, and provide 10 Business Days for Parent’s review and comment on all such calculations, resolutions, consents, disclosures and other documents (and the Company’s acceptance of Parent’s reasonable comments shall not be unreasonably withheld, conditioned or delayed).

Section 7.05. Credit Agreement. At least one Business Day prior to the Effective Time, the Company shall deliver to Parent a copy of an executed payoff letter with respect to (x) the Credit Agreement, in customary form, from the administrative agent under the Credit Agreement and (y) the Debenture, dated November 17, 1998 with Barclay Bank PLC, each of which payoff letter shall state that (i) the Credit Agreement (or Debenture, as applicable) and all related instruments and agreements, including any security or pledge agreements and guarantees shall be, as of the Effective Time, terminated and of no further force and effect and (ii) all Liens in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Credit Agreement (or Debenture, as applicable) shall be, as of the Effective Time, released and terminated, and the Company shall confirm it will, as of the release and termination of such Liens, be in possession of any collateral (including the equity securities of any Subsidiaries) previously held by the administrative or collateral agent pursuant to the Credit Agreement or related security or pledge agreements or pursuant to the Debenture.

Section 7.06. Consents. The Company and its Subsidiaries shall, and shall cause their Representatives, to use commercially reasonable efforts to procure prior to the Acceptance Time such written consents as may be reasonably requested by Parent in connection with the transactions contemplated by this Agreement, in form and substance reasonable acceptable to Parent, including for each of the Contracts set forth on Section 7.06 of the Company Disclosure Schedule; provided, however, that neither the Company nor any of its Subsidiaries shall be required to (i) pay any consent or similar fees or payments or (ii) agree to any materially adverse contractual provisions, in each case, to obtain consents under any Contract unless such action is conditioned upon the consummation of the Offer.

ARTICLE 8

Covenants of Parent

Parent agrees that:

Section 8.01. Obligations of Acquisition Subsidiary. Parent shall take all action necessary to cause Acquisition Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years from and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend and in no event shall the Company spend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.02(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e) The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.03. Employee Matters.

(a) During the period beginning on the Effective Time and ending on December 31, 2014, Parent shall provide to those individuals who are employed with the Company or any of its Subsidiaries as of the Closing and for such period of time, if any, as applicable thereafter (each, a “Continuing Employee”) (i) an annual rate of base salary (or hourly wage), and annual cash, performance-based incentive compensation opportunity that is no less favorable in the aggregate to each such Continuing Employee than the aggregate annual rate of base salary (or hourly wage) and annual cash, performance-based incentive compensation opportunity (excluding, for the avoidance of doubt, any retention bonus compensation) provided to such Continuing Employee as of immediately prior to the Effective Time; and (ii) employee benefits that, taken as a whole, are no less favorable in the aggregate than those employee benefits provided to similarly situated employees of Parent and its Affiliates (other than such benefits provided under any equity-based plans of Parent or its Affiliates) as in effect immediately prior to the Effective Time.

(b) Parent shall provide credit for each Continuing Employee’s length of service with the Company and its Subsidiaries for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under each plan, program, policy or arrangement of Parent and its Affiliates that such employees may be eligible to participate in after the Effective Time to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its Subsidiaries as of Closing; provided that such prior service credit shall not be required (i) to the extent that it results in a duplication of benefits for the same period of service, (ii) for benefit accrual purposes under any defined benefit pension plan or (iii) for any newly established plan, program, policy or arrangement by Parent or any of its Affiliates, for which similarly situated employees of Parent or the applicable Affiliate do not receive past service credit.

(c) Parent shall use commercially reasonable efforts with respect to each benefit plan of Parent and its Affiliates in which any Continuing Employee participates after the Effective Time that provides for medical, dental, health, pharmaceutical or vision benefits (each, a “Parent Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements, other than limitations that were in effect with respect to such Continuing Employee as of immediately prior to the Effective Time under the corresponding Company Benefit Arrangement, (ii) honor any payments, charges and expenses of such Continuing Employee (and his or her eligible dependents) that were applied toward the deductible, out-of-pocket maximums and co-payments under a Company Benefit Arrangement in satisfying any applicable deductibles, out-of-pocket maximums and co-payments under the corresponding Parent Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Continuing Employee following the Effective Time to the extent that such Continuing Employee had satisfied any similar limitation under the corresponding Company Benefit Arrangement.

(d) Prior to the Effective Time, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last Business Day prior to the Effective Time) of each outstanding purchase right under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period thereunder to be treated as a fully effective and completed offering period for all purposes under the ESPP and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time, provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP. Each Share purchased under the ESPP shall be automatically converted into the right to receive the Merger Consideration on the same basis as all other Shares.

(e) Parent shall, or shall cause the Acquisition Subsidiary to, assume and honor the obligations of the Company and its Subsidiaries under all Company Benefit Arrangements, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms.

(f) Notwithstanding the foregoing provisions of this Section 8.03, the provisions of Section 8.03 shall apply only with respect to Continuing Employees who are covered under Company Benefit Arrangements that are maintained primarily for the benefit of Continuing Employees employed in the United States (and Continuing Employees regularly employed outside the United States to the extent that they participate in such Company Benefit Arrangement). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all Applicable Laws relating to Continuing Employees and employee benefit matters applicable to such employees.

(g) This Section 8.03 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 8.03. In no event shall the terms of this Agreement (i) be deemed to establish, amend or modify any Company Benefit Arrangement or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter, limit or prohibit Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) from amending, modifying or terminating any Company Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Effective Time to the extent expressly permitted by the terms of such Company Benefit Arrangement, plan, program, agreement or arrangement, or (iii) require Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to continue the employment of any Continuing Employee for any period of time, constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider or, subject to Section 8.03(a) or any applicable Company Benefit Arrangement covering such Continuing Employee, to provide such Continuing Employee with any payments or benefits upon any termination of such Continuing Employee’s employment. For the avoidance of doubt, nothing in this Section 8.03 shall be construed to limit any obligation of Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) with respect to the Continuing Employees under Applicable Law.

(h) Immediately following the Closing (but on the date of the Closing), if such employment termination shall not have occurred prior thereto, Parent shall terminate the employment of the individuals listed on Section 8.03(h) of the Company Disclosure Schedule and shall cause the Company to pay, by wire transfer of immediately available funds, the amounts listed on Section 8.03(h) of the Company Disclosure Schedule (such amount in the aggregate, whether paid by the Company prior to or on the date of the Closing, the “Executive Termination Amount”), less any applicable withholding taxes, in satisfaction of the Company’s obligations pursuant to each such executive’s employment agreement with the Company.

ARTICLE 9

Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01. Regulatory Undertaking.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days of the date hereof. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters and (ii) subject to Applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Neither party shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all actions necessary to avoid or eliminate impediments under any Antitrust Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger (including with respect to any of the suits, actions or proceedings described in clause (ii)(A) of Annex I to this Agreement) so as to enable the consummation thereof as promptly as reasonably practicable; provided in no event shall Parent be required to (i) agree to, commit to, and effect, by consent decree, hold separate order, or otherwise, the sale, divesture, disposition, license of, or (ii) otherwise take or commit to take any action that limits its or the Company’s freedom of action with respect to, or its ability to retain, any assets, properties, businesses, products, product lines, rights or services of Parent, the Company or any of their Subsidiaries or any interest or interests therein. In addition, Parent shall not be required to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing prior to the consummation of the transactions contemplated by this Agreement. Each party shall (i) promptly notify the other party of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General, any other Governmental Authority or a private party in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the transactions contemplated by this Agreement and, subject to Applicable Law, permit the other party and its counsel to review in advance any proposed substantive written communication to any of the foregoing and consider in good faith the other party’s reasonable comments; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) subject to Applicable Law furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement and the Merger.

Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03. Public Announcements. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including any derivative securities) or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.06. Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 9.07. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 9.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Acquisition Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.09. Stockholder Litigation. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company or its directors arising after the date of this Agreement as a result of the transactions contemplated by this Agreement, and no such settlement shall occur without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that this Section 9.09 shall not give Parent the right to direct any such defense.

Section 9.10. FIRPTA. None of the Exchange Agent, the Surviving Corporation, the Acquisition Subsidiary or Parent will withhold any amounts pursuant to Section 1445 of the Code provided that not more than thirty (30) days prior to the date on which the Closing occurs the Company delivers to Parent a certificate substantially in the form provided for in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) and certifying that the Shares are not a United States real property interest within the meaning of Section 897(c) of the Code.

ARTICLE 10

Conditions to the Merger

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Acquisition Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; provided that a party shall not be relieved of its obligation to effect the Merger and the other transactions contemplated hereby if it has not used its reasonable best efforts to consent, appeal and remove any such order, injunction or other legal restraint or prohibition; and

(b) Acquisition Subsidiary shall have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE 11

Termination

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Acceptance Time shall not have occurred on or before March 31, 2014 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party that materially breached any provision of this Agreement and such breach shall have been the principal cause of the failure of the Offer to be consummated by such time (which, in the case of Parent, includes any such breach by Acquisition Subsidiary);

(ii) there shall be any Applicable Law that prohibits Acquisition Subsidiary from consummating the Offer or the Company, Parent or Acquisition Subsidiary from consummating the Merger and such prohibition shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party that materially breached any provision of this Agreement and such breach shall have been the principal cause of such prohibition (which, in the case of Parent, includes any such breach by Acquisition Subsidiary); or

(iii) the Offer shall have expired (and not been extended pursuant to Section 2.01) without the Acceptance Time having occurred; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(iii) shall not be available to any party that materially breached any provision this Agreement and such breach shall have been the principal cause of the Acceptance Time to have occurred;

(c) by Parent, if, prior to the Acceptance Time,

(i) an Adverse Recommendation Change shall have occurred;

(ii) the Company shall have failed to publicly reconfirm, after an Acquisition Proposal has been publicly announced, the Company Board Recommendation within the earlier of (x) ten Business Days from the date that Parent requests that the Company provide such reconfirmation and (y) one Business Day before the expiration date of the Offer (the “Response Period”); provided, however, that it shall not be considered a failure to publicly reconfirm solely because the Company stipulated in such press release or other public announcement, in addition to its reconfirmation, that such Acquisition Proposal remains under consideration by the Board of Directors; or

(iii) if any tender offer or exchange offer is commenced by any third party with respect to any outstanding Shares, and the Board of Directors shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) Business Days after commencement, unless the Company has issued a press release that expressly reaffirms the Company Board Recommendation within the Response Period; provided, however, that it shall not be considered a failure to publicly reconfirm solely because the Company stipulated in such press release or other public announcement, in addition to its reconfirmation, that such tender offer or exchange offer remains under consideration by the Board of Directors.

(d) by the Company in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if and only if (i) the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Proposal, (ii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee and (iii) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination;

(e) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the conditions set forth in Annex I are not satisfied, which breach or failure to perform is incapable of being cured by the Company by the End Date; or

(f) by the Company, if Parent or Acquisition Subsidiary breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement which breach of failure gives rise to a Parent Material Adverse Effect, which breach or failure to perform is incapable of being cured by Parent or Acquisition Subsidiary by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that if such termination shall result from the Willful Breach by a party of a covenant hereof or fraud, no such termination shall relieve such party from any and all liabilities and damages incurred or suffered by the other party as a result of such breach. For purposes of this Agreement, “Willful Breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a breach of this Agreement. The provisions of this Section 11.02 and Sections 9.03, 12.04, 12.07, 12.08, 12.09 and 12.14 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

Miscellaneous

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Acquisition Subsidiary, to:

Nielsen Holdings N.V. and

Prime Acquisition Corp.

40 Danbury Road

Wilton, CT 06897

Attention: James W. Cuminale, Chief Legal Officer

Facsimile No.: (203) 563-2876

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marni J. Lerner

Facsimile No.: (212) 455-2502

if to the Company, to:

Harris Interactive Inc.

60 Corporate Woods,

Rochester, New York 14623

Attention: Marc H. Levin

Facsimile No.: (585) 273-0537

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: David N. Shine and Abigail P. Bomba

Facsimile No.: (212) 859-4000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.

Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Acceptance Time no amendment shall be made that decreases the Offer Price or the Merger Consideration.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or by the Company pursuant to Section 11.01(d), then the Company shall pay to Parent in immediately available funds $3.7 million (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, at the time of such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i), Section 11.01(b)(iii), Section 11.01(c)(ii), Section 11.01(c)(iii) or Section 11.01(e) and all conditions to the purchase of Shares pursuant to the Offer other than the Minimum Tender Condition have been satisfied or waived, (B) prior to such termination, an Acquisition Proposal (with 50% being substituted for references to 20% in the definition thereof for the purposes of this Section 12.04(b)(ii)) had been made (other than by Parent or its Affiliates) and (C) within twelve months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders any Acquisition Proposal or any Acquisition Proposal shall have been consummated, in which case, the Termination Fee shall be payable within two Business Days after such event or consummation.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Acquisition Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Acquisition Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Parent and Acquisition Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, except as otherwise provided in Section 11.02, Parent and Acquisition Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Acquisition Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 12.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement to which the relevance of such item thereto to such other representation and warranty is reasonably apparent from the face of such disclosure. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 12.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02, no provision of this Agreement is intended to or shall confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Acquisition Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Time, to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Acquisition Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Acquisition Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08. Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

(b) EACH OF PARENT, ACQUISITION SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE

“PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.09. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedules, Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby waives any requirement for the securing or posting of any bond in connection with any such injunction.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HARRIS INTERACTIVE INC.

By:	/s/ Al Angrisani
	Name:	Al Angrisani
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NIELSEN HOLDINGS N.V.

By:	/s/ James W. Cuminale
James W. Cuminale, Director

PRIME ACQUISITION CORP.

By:	/s/ James W. Cuminale
James W. Cuminale, Director

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Notwithstanding any other provision of the Offer, Acquisition Subsidiary shall not be required to accept for payment or pay for any Shares if:

(i) prior to the expiration of the Offer,

(A) there shall not have been validly tendered (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered) in accordance with the terms of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Acquisition Subsidiary, represents at least a majority of the Shares outstanding on a Fully Diluted basis (the “Minimum Condition”),

(B) holders of Shares representing 13% or more of the outstanding Shares shall have demanded (and not withdrawn) appraisal under Section 262 of the Delaware Law for such Shares, or

(C) the applicable waiting period under the HSR Act shall not have expired or been terminated; or

(ii) at any time on or after the date of this Agreement and prior to the expiration of the Offer,

(A) there is an Applicable Law (including any temporary restraining order or preliminary or permanent injunction) restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger,

(B) (i) any of the representations and warranties of the Company contained in Sections 5.01 (Corporate Existence and Power), 5.02 (Corporate Authorization), Section 5.05 (Capitalization) (other than the first two sentence of Section 5.05(a)), 5.20 (Finder’s Fee), 5.21 (Opinion of Financial Advisor), 5.22 (Antitakeover Statute) and 5.23 (Rights Agreement) of this Agreement (or in any certificate or other writing delivered by the Company pursuant hereto to the extent relating to such Sections) shall not be true in all material respects (or with respect to Section 5.10(b), all respects) at and as of the date hereof and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), (ii) any of the representations and warranties of the Company contained in the first two sentences of Section 5.05(a) (Capitalization) (or in any certificate or other writing delivered by the Company pursuant hereto to the extent relating to such Section) shall not be true in all but de minimus respects at and as of the date hereof and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (iii) any of the representations and warranties of the Company contained in this Agreement other than those referenced in clause (i) and (ii) above (or in any certificate or other writing delivered by the Company pursuant hereto to the extent relating to such Sections) (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true at and as of the date hereof and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(C) the Company shall have breached or failed to perform in all material respects any of its obligations under this Agreement and such breach or failure shall not have been cured prior to such time,

(D) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (B) and (C) do not exist,

(E) there shall have occurred a Company Material Adverse Effect or any change, event, occurrence, circumstance, development or other matter that is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect, or

(F) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Subsidiary and may be waived by Parent and Acquisition Subsidiary, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Subsidiary; provided that the Minimum Condition may be waived by Parent and Acquisition Subsidiary only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Acquisition Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

HARRIS INTERACTIVE INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

Article I. The name of the corporation (the “Corporation”) is Harris Interactive Inc.

Article II. The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

Article III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

Article V. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

Article VI. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article VII. Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

Article VIII. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article IX, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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EXHIBIT B

HARRIS INTERACTIVE INC.

BYLAWS

ARTICLE I

MEETING OF STOCKHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting; Action By Written Consent of Stockholders. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded.

ARTICLE II

DIRECTORS

Section 1. Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The first Board of Directors shall consist of three Directors. Thereafter, within the limits specified above, the number of Directors shall be determined by the

Board of Directors or by the stockholders. The Directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by the Board of Directors. Telegraphic, facsimile or written notice of each special meeting of the Board of Directors shall be sent to each Director not less than one hour before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.

Section 3. Quorum. One-third of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these Bylaws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

INDEMNIFICATION

To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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The Corporation shall pay the expenses (including attorney’s fees) incurred by a director or officer of the Corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred to in this Article IV in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the Corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Article IV or otherwise.

The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, these bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. The rights granted hereunder shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE V

GENERAL PROVISIONS

Section 1. Notices. Whenever any statute, the Certificate of Incorporation or these Bylaws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to Directors may also be given by facsimile or telegram.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31.

Section 3. Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

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